Exhibit 99.1

THORATEC REPORTS 2003 FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

     (PLEASANTON, CA), February 3, 2004—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, reported results for the fourth quarter and full year ended January 3, 2004.

     Product sales for the fourth quarter of 2003 were a record $42.4 million, a nine percent increase over sales of $39.1 million in the fourth quarter of 2002.

     Cash earnings, which the company defines as net income before taxes and excluding litigation, merger, restructuring and other costs, in-process research and development, and amortization and impairment of purchased intangible assets, were $5.5 million, or $0.10 per share versus cash earnings of $8.0 million, or $0.14 per share, in the same period a year ago. Cash earnings for the fourth quarter of 2003 exclude a non-cash write-off of $9.0 million related to Thoratec’s Aria™ CABG (coronary artery bypass graft) device, as well as a $2.3 million charge relating to the anticipated settlement of the company’s only current patent-related litigation. The claim, which was originally asserted in 1989, was related to materials used in the company’s HeartMate® LVAS (left ventricular assist system).

     On a GAAP basis, Thoratec reported a loss of $5.5 million, or $0.10 per share, in the fourth quarter of 2003 versus net income of $2.6 million, or $0.05 per share, in the same period a year ago.

     “We are pleased that we were able to achieve both revenue and cash earnings levels that were in line with our prior guidance for 2003, with revenues growing 15 percent and cash earnings increasing 37 percent year-over-year,” said D. Keith Grossman, president and chief executive officer. “Because of the typical variable trends in the bridge-to-transplantation market and the lack of a meaningful contribution from Destination Therapy due to a Medicare reimbursement decision that came so late in the year, our cardiovascular division revenues in the quarter were essentially flat with the prior year, but resulted in annual sales that were consistent with our guidance from last quarter.

     “We experienced a 32 percent year-over-year quarterly growth in sales at our International Technidyne Corporation (ITC) subsidiary, which reflects growing market share for its core offerings, as well as contributions from the recently acquired IRMA® product line. Without the acquired IRMA revenues, ITC growth would have been 18 percent.

     “Our operating expenses during the quarter were impacted by our decision to invest in the significant opportunity represented by Destination Therapy and ramp up our sales and marketing programs to support its market launch,” he added.

     With regard to the Aria CABG device, the assets being written off were recorded as purchased intangible assets as a result of Thoratec’s merger with Thermo Cardiosystems Inc. (TCA) in 2001. Although Thoratec was the acquiring and surviving entity, the purchase accounting rules in place at that time required that the merger be treated as a reverse acquisition, with TCA considered the acquirer for accounting and financial reporting purposes. As a result, it was the estimated fair market values of Thoratec’s assets and liabilities, including the Aria technology, that were recorded at the close of the transaction.

     “Over the past year or two, we have discussed the challenges associated with clinical trials in this area,” Grossman noted. “Based on the results from our current feasibility clinical trial in the United Kingdom, we have determined that we will not devote additional resources to the development of the Aria graft, particularly given the opportunities we feel we currently have in our ventricular assist device business. This decision has no impact on previously provided financial guidance as we had not anticipated any revenue contribution from the Aria in the foreseeable future. It is only due to the somewhat anomalous accounting treatment of our 2001 merger that we must recognize the costs of the Aria discontinuation in this fashion,” he continued.

     For the full year 2003, Thoratec reported product sales of $149.9 million, a 15 percent increase over product sales of $130.8 million in 2002.

     Cash earnings for fiscal 2003 were $20.1 million, or $0.35 per share, versus cash earnings of $14.7 million, or $0.26 per share, in 2002. Reported results for 2003 were a loss of $2.2 million, or $0.04 per share, compared with net income of $511,000, or $0.01 per share, in 2002.

     “With the receipt of the National Coverage Decision for Destination Therapy from the Centers for Medicare and Medicaid Services (CMS) in October, we have been aggressively rolling out our sales and marketing programs for the indication. There are now 62 centers that have been approved by CMS for reimbursement and we are working closely with the most active centers to help them establish an infrastructure for the launch of Destination Therapy,” Grossman said.

     “The initial response from surgeons and hospitals to our launch efforts has been very positive, though we continue to believe that adoption will ramp somewhat gradually,” he continued.

     The company also reiterated its financial guidance for fiscal 2004, including revenues of $190-$200 million, cash earnings of $30-$35 million, or $0.53-$0.61 per share, or fully taxed cash earnings of $0.32-$0.38 per share.

     The company also realized several key clinical milestones during the quarter, including:

•	FDA approval of the company’s TLC-II® Portable VAD (Ventricular Assist Device) Driver for home discharge. The TLC-II is a small, lightweight device used to power the Thoratec® VAD and the Thoratec IVAD™ (Implantable VAD), which pump blood to the body in heart failure patients awaiting transplantation or recovery from open-heart surgery. It is the first biventricular support system to receive such approval.

•	Completing target enrollment and follow-up to support the filing of a PMA (PreMarket Approval) Supplement in early January 2004 seeking U.S. marketing approval for the IVAD, which was approved for use in Europe in mid-2003. The IVAD is an implantable version of the Thoratec VAD and its smaller size, design and construction enable internal placement resulting in greater comfort, mobility and patient satisfaction. Weighing less than a pound, it is the smallest implantable pulsatile VAD device currently available. The company hopes to have approval by the middle of 2004.

•	Implanting of a second patient in the company’s U.S. clinical trial for its HeartMate II heart assist device, its next generation design intended for long-term cardiac support for patients who are in end-stage heart failure. The initial patient in the trial has been supported by the device for approximately three months. The HeartMate II is an implantable LVAS consisting of a rotary blood pump designed to provide long-term support. It weighs approximately 12 ounces, making it significantly smaller than currently approved devices. With only one moving part, it is designed to operate more simply and quietly than other approved devices. This safety and efficacy trial will involve seven patients at four centers and the device will be evaluated initially for use as a bridge-to-transplantation.

     “We are delighted with the progress in our product development initiatives as they complement our programs to support Destination Therapy,” said Jeffery Nelson, president of the company’s cardiovascular division.

     “Home discharge approval for the TLC-II enables patients to recover at home, which not only provides them a more normal lifestyle, but also typically has a measurable impact on the total cost of treatment,” Nelson said. “The results from the IVAD trial were very positive. We recorded more than 3,300 days, or approximately nine years, of patient support with no meaningful IVAD device failures or unanticipated adverse events.

     “The HeartMate II trial” he continued, “is a major clinical milestone for Thoratec as it is our first axial flow device to enter human trials in the U.S. Both patients and surgeons have been positive about their experience with the device. We hope to use the data from this initial trial as the basis for approval of an expanded trial that will study the device as both a bridge-to-transplantation and for Destination Therapy. We also hope to launch our trial in the United Kingdom for the device during the current quarter,” he added.

     Thoratec will hold a conference call to discuss its financial results and operating activities to all interested parties at 1:30 p.m., Pacific Standard Time, today, hosted by D. Keith Grossman, president and chief executive officer, and Wayne Boylston, senior vice president and chief financial officer.

     The teleconference can be accessed by calling (719) 457-2641. Please dial in ten to 15 minutes prior to the beginning of the call. The web cast will be available via the Internet at http://www.thoratec.com.

     A replay of the conference call will be available through February 10, via http://www.thoratec.com, or by telephone at (719) 457-0820, passcode 761069.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec VAD and HeartMate LVAS implanted in more than 6, 600 patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the results of clinical trials, the ability to improve financial performance, regulatory approval processes, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, “Risk Factors” in Thoratec’s 10-K for the fiscal year ended December 28, 2002, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	Jacob Jakobsen
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 161
(925) 847-8600	jjakobsen@fischerhealth.com

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December	December
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$62,020	$42,044
Short-term available-for-sale investments	—	3,439
Receivables, net	27,969	27,593
Inventories	36,417	38,835
Other current assets	12,796	14,699

Total Current Assets	139,202	126,610
Property, plant and equipment, net	28,492	24,715
Long-term available-for-sale investments	41,604	30,051
Goodwill	96,065	96,492
Purchased intangible assets	164,865	184,282
Other assets	5,903	6,282

TOTAL ASSETS	$476,131	$468,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,952	$6,319
Accrued expenses	15,820	11,111
Accrued restructuring and other	—	1,208

Total Current Liabilities	22,772	18,638
Long-term deferred tax liability and other	67,123	75,454

Total Liabilities	89,895	94,092
Shareholders’ Equity	386,236	374,340

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$476,131	$468,432

THORATEC CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended

	December	December	December	December
	2003	2002	2003	2002

Product sales	$42,447	$39,066	$149,916	$130,844
Cost of product sales	17,369	15,625	61,168	55,124

Gross profit	25,078	23,441	88,748	75,720

Operating expenses:
Selling, general and administrative	12,646	9,697	44,436	37,413
Research and development	7,412	6,349	26,052	25,251
Amortization of purchased intangible assets	3,045	3,096	12,333	12,384
In-process research and development	220	—	220	—
Impairment of intangible asset	8,987	—	8,987	—
Litigation, merger, restructuring and other costs	2,256	550	2,132	1,409

Total operating expenses	34,566	19,692	94,160	76,457

Income (loss) from operations	(9,488)	3,749	(5,412)	(737)
Interest and other income — net	458	609	1,837	1,631

Income (loss) before taxes	(9,030)	4,358	(3,575)	894
Income tax expense (benefit)	(3,521)	1,771	(1,394)	383

Net income (loss)	$(5,509)	$2,587	$(2,181)	$511

Net income (loss) per share:
Basic	$(0.10)	$0.05	$(0.04)	$0.01

Diluted	$(0.10)	$0.05	$(0.04)	$0.01

Shares used to compute net income (loss) per share:
Basic	56,129	55,027	55,583	56,184
Diluted	56,129	55,371	55,583	56,762

Reconciliation of Cash Earnings to Net Income Before Taxes

     This press release discloses “cash earnings” which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Management believes that cash earnings can be a useful measure for investors to evaluate our financial performance by providing the results of our company’s primary business operations, excluding the effects of charges associated with legal settlement, merger, restructuring and other activities. However, this measure should be considered in addition to, and not as a substitute, or a superior measure to, net income before taxes or other measures of financial performance prepared in accordance with GAAP. Cash earnings reconciles to net income before taxes, as follows:

	Fiscal Quarter Ended		Fiscal Year Ended

	December	December	December	December
	2003	2002	2003	2002

Net income (loss) before taxes as reported under GAAP	$(9,030)	$4,358	$(3,575)	$894
Adjustments to reconcile GAAP net income (loss) before taxes with cash earnings:
Amortization of purchased intangible assets	3,045	3,096	12,333	12,384
In-process research and development	220	—	220	—
Impairment of intangible asset	8,987	—	8,987	—
Litigation, merger, restructuring and other costs	2,256	550	2,132	1,409

Cash earnings	$5,478	$8,004	$20,097	$14,687

Cash earning per share:
Basic	$0.10	$0.15	$0.36	$0.26

Diluted	$0.10	$0.14	$0.35	$0.26